UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 31, 2010 (March 31, 2010)
Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Georgia	001-13796	58-0285030

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

4370 Peachtree Road, Atlanta, Georgia	30319

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(404) 504-9828
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Effective as of March 31, 2010, Gray Television, Inc. (the “Company”), certain of its subsidiaries, the Lenders (as defined therein) party thereto, and Wells Fargo Bank, N.A. (as successor by merger to Wachovia Bank, National Association “Wachovia”), as administrative agent, entered into a Second Amendment (the “Amendment”) to that certain Credit Agreement, dated as of March 19, 2007, by and among the Company, certain subsidiaries thereof, the Lenders party thereto; and Wachovia, as administrative agent (the “Credit Agreement”).
     The Amendment provides for, among other things: (i) an increase in the maximum total net leverage ratio covenant under the Credit Agreement through March 30, 2011 and (ii) a potential issuance of capital stock and/or senior or subordinated debt securities, which could include securities with a second lien security interest (the “Replacement Debt”). The Amendment also provides for a reduction in the revolving loan commitment under the senior credit facility from $50.0 million to $40.0 million.
     From March 31, 2010 until the date the Company completes an offering of Replacement Debt resulting in the repayment of not less than $200 million of our term loan outstanding under the Credit Agreement, (i) the Company is required to pay an annual incentive fee equal to 2.0%, which fee will be eliminated upon the consummation of such offering and repayment, (ii) the annual facility fee will remain at 3.0%, which fee will, following such repayment, be reduced to 1.25% per year, with a potential for further reductions in future periods, and (iii) the Company will remain subject to a maximum total net leverage ratio, which will, following such repayment, be replaced by a first lien leverage test, as described in the following paragraph. In addition, from and after such repayment, the Company will be required to comply with a minimum fixed charge coverage ratio of 0.90x to 1.0x.
     Upon the completion of an offering of Replacement Debt that results in the repayment of not less than $200 million of our term loan outstanding under the Credit Agreement, we will, from the date of such repayment, be subject to a maximum first lien leverage ratio covenant, which will replace our current maximum total leverage ratio covenant. The covenant will range from 7.5x to 6.5x, depending upon the amount of any such repayment.
     The use of proceeds from any issuance of Replacement Debt will generally be limited to the repayment of amounts outstanding under the term loan under the Credit Agreement and, in certain circumstances, to the repurchase of outstanding shares of the Company’s Series D Perpetual Preferred Stock. We cannot provide any assurances that such a sale of Replacement Debt, or any repurchase of such preferred stock, will be completed by us, or of the terms or timing thereof.
     Beginning April 30, 2010 and thereafter, all interest and fees accrued under the Credit Agreement will be payable in cash upon their respective due dates, with no portion of such accrued interest and fees being subject to deferral.
     A summary of certain significant terms contained in our Credit Agreement (i) before the Amendment, (ii) as so amended, and (iii) as amended and after giving affect to a potential issuance of Replacement Debt and repayment of at least $200 million of term loans under the Credit Agreement, are summarized in the table below:

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As Amended and
After Giving Effect
		As Amended and	to a Potential
		Prior to Potential	Issuance of
		Issuance of	Replacement Debt
	Prior to	Replacement Debt	and Related
	Amendment on	and Related	Repayment of Term
Description	March 31, 2010	Repayment of Term Loan	Loan

Annual interest rate on outstanding term loan balance	LIBOR plus 3.5%	Same	Same
or BASE plus 2.5%

Annual interest rate on outstanding revolving loan balance	LIBOR plus 3.5%	Same	Same
or BASE plus 2.5%

Annual facility fee rate	3% with a	3% with a	1.25% with a
	potential reduction	potential reduction	potential reduction
	in future periods.	in future periods.	in future periods.

Annual incentive fee rate	0.0%	2.0%	0.0%

Annual commitment fee on undrawn revolving loan balance	0.50%	Same	Same

Revolving loan commitment	$50 million	$40 million	$40 million

Maximum total net leverage ratio at:
March 31, 2010 through June 29, 2010	7.00x	9.00x	Replaced with
June 30, 2010 through September 29, 2010	6.50x	9.50x	first lien leverage
September 30, 2010 through March 30, 2011	6.50x	9.75x	test described
March 31, 2011 and thereafter	6.50x	6.50x	above.

Minimum fixed charge coverage ratio	None	Same	0.90x to 1.0X

Maximum cash balance that can be deducted from total debt to calculate total net debt in the total net leverage ratio (or first lien leverage test, as applicable)	$10.0 million	Same	$15.0 million
     As of December 31, 2009, we had a deferred loan cost balance of $1.6 million. If the Amendment constitutes a significant modification to the Credit Agreement in the three-month period ended March 31, 2010, we may be required to expense all or a portion of our deferred loan cost balance. As of March 31, 2010, after giving effect to the Amendment, we expect to be in compliance with all covenants under the Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAY TELEVISION, INC.
By:	/s/ James C. Ryan
	Name:	James C. Ryan
	Title:	Chief Financial Officer and Senior Vice President

Date: March 31, 2010

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